EXHIBIT 99

To our shareholders,
We are pleased to report record quarterly net income of $16,137,000, or $1.95 per diluted share, compared to $12,880,000, or $1.59 per diluted share, in second quarter 2005. Return on average equity was 17.74% in second quarter 2006 compared to 16.51% in second quarter 2005, return on average assets was 1.38% versus 1.22%, and efficiency ratio improved to 58.64% versus 64.05%.
Quarterly Results
Net interest income of $45,964,000 in second quarter 2006 was $5,092,000 more than second quarter 2005. The net interest margin of 4.42% increased 1 basis point over the same period last year. Compared to first quarter 2006, net interest margin decreased 17 basis points. Net interest margin has declined compared to the prior quarter due to increased growth of higher cost deposits and the effects of the flat yield curve which has caused long-term and short-term interest rates to converge. Second quarter 2006 average loans grew $359,948,000, or 13%, while quarterly average deposits grew $192,450,000, or 6%, due mainly to demand deposit growth, over the same period last year. The provision for loan losses of $2,578,000 was $1,213,000, or 89%, higher than second quarter 2005 primarily as a result of the downgrade of loans to a residential real estate developer.
Noninterest income of $20,059,000 was $2,320,000, or 13%, higher than second quarter 2005. Components of the increase were technology services revenue, financial services revenue, gain on sale of assets and debit card revenue increases of $617,000, $463,000, $455,000 and $304,000, respectively. Gain on sale of assets increased as a result of a $446,000 loss on sale of securities recorded in second quarter 2005 with no such loss recorded in second quarter 2006.
Noninterest expense of $38,717,000 was $1,175,000, or 3%, higher than the comparable quarter in 2005. Salary and benefits expense increased $2,450,000, or 13%, as compared to second quarter 2005 primarily due to inflationary wage increases and higher incentive bonus and profit sharing accruals. Also contributing to the increase in salary and benefits was the implementation of a new accounting standard which required us to record $460,000 of expense in second quarter 2006 for stock option awards; this expense was not recognized in prior years under the prior accounting standards applicable to stock options. Partially offsetting those expense increases, a $150,000 mortgage servicing impairment was recorded in second quarter 2005 compared to a $217,000 impairment reversal for the second quarter of 2006. Further offsetting the increases, a $290,000 expense reversal was recorded in second quarter 2006 relating to the anticipated redemption level of credit card rewards due to changes in our reward program.
On July 11, 2006, we paid a $.58 dividend per common share. The Board of Directors passed a resolution on July 27, 2006, to increase future quarterly dividends to $.61 per common share until further notice.
Year to Date
On a year to date basis, net income of $32,271,000, or $3.90 per diluted share, was $7,432,000, or 30%, higher than net income in the first two quarters of 2005 of $24,839,000, or $3.06 per diluted share. Return on average equity was 18.07% in the first two quarters of 2006 compared to 16.03% last year, return on average assets was 1.41% versus 1.19%, and efficiency ratio was 58.82% versus 64.32%.
Financial Highlights
Three Months ended June 30

(unaudited)	2006	2005	% Change
(in thousands except per share data)

OPERATING RESULTS
Net income	$16,137	$12,880	25.3%
Diluted earnings per share	1.95	1.59	22.6%
Dividends per share	0.58	0.48	20.8%

PERIOD END BALANCES
Assets	4,780,673	4,277,608	11.8%
Loans	3,256,500	2,891,674	12.6%
Investment Securities	1,000,808	895,456	11.8%
Deposits	3,539,581	3,310,372	6.9%
Common Stockholders’ Equity	365,464	326,120	12.1%
Common Shares Outstanding	8,109	7,981	1.6%

QUARTERLY AVERAGES
Assets	4,700,962	4,250,589	10.6%
Loans	3,190,310	2,830,362	12.7%
Investment Securities	1,029,513	864,639	19.1%
Deposits	3,486,560	3,294,110	5.8%
Common Stockholders’ Equity	364,804	312,917	16.6%
When comparing the year to date performance of 2006 to 2005, there are some items that affect comparability. One such item is loss on sale of securities. In conjunction with a restructuring of our investment portfolio in 2005, losses of $1,130,000 were recognized in 2005 compared to losses of $4,000 in 2006. Also, in the first two quarters of 2005, we recorded $897,000 of expenses related to the closure of Wal-Mart branches compared to $23,000 in the first two quarters of 2006.
Second quarter 2006 has continued our trend of stronger than expected loan growth. Net interest margin, however, has declined due to increased pressure to raise deposit rates while asset yields have increased at a more measured pace. The corporate efficiency initiative remains a high priority for management and employees while at the same time keeping a focus on providing our customers with the high level of service they have come to expect. To our team of employees, officers, directors and advisory directors, thank you for a remarkable 2006 second quarter.

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

Second Quarter 2006

Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited)	2006	2005	2006	2005
(in thousands, except per share data)

Total interest income	$71,558	$55,544	$138,527	$107,511
Total interest expense	25,594	14,672	46,948	27,306

Net interest income	45,964	40,872	91,579	80,205

Provision for loan losses	2,578	1,365	4,331	2,990

Net interest income after provision for loan losses	43,386	39,507	87,248	77,215
Noninterest income	20,059	17,739	39,179	34,585
Noninterest expense	38,717	37,542	76,911	73,835

Income before taxes	24,728	19,704	49,516	37,965
Income taxes	8,591	6,824	17,245	13,126

Net income	$16,137	$12,880	$32,271	$24,839

COMMON SHARE DATA:
Diluted EPS	1.95	1.59	3.90	3.06
Dividends	0.58	0.48	1.08	.90
Book value			45.07	40.86
Tangible book value			40.46	36.18
Appraised value			74.50	63.50

Selected Ratios

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited)	2006	2005	2006	2005

PERFORMANCE
Return on avg common equity	17.74%	16.51%	18.07%	16.03%
Return on avg common equity excl. market adj of securities	17.32%	16.02%	17.66%	15.73%
Return on avg assets	1.38%	1.22%	1.41%	1.19%
Net interest margin, FTE	4.42%	4.41%	4.50%	4.40%
Efficiency ratio	58.64%	64.05%	58.82%	64.32%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.28%	0.22%
Annualized net charge offs to average loans			0.07%	0.13%
Allowance for loan losses to loans			1.40%	1.50%
Allowance for loan losses to non-accruing loans			294.76%	223.04%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			8.10%	7.69%
Avg loans to avg deposits			89.68%	85.12%
committeed to the spirit
of Montana and Wyoming
Condensed Consolidated Balance Sheet

	June 30
(unaudited)	2006	2005
(In thousands)

ASSETS
Cash and due from banks	$208,351	$199,645
Federal funds sold	31,564	32,000
Interest bearing deposits	4,585	4,136
Investment securities	1,000,808	895,456
Loans	3,256,500	2,891,674
Less: allowance for loan losses	45,721	43,368

Net loans	3,210,779	2,848,306
Premises & equipment, net	120,278	118,157
Accrued interest receivable	29,809	23,944
Goodwill	37,380	37,390
Mortgage servicing rights	23,453	18,473
Company owned life insurance	63,579	61,473
Other assets	50,087	38,628

Total Assets	$4,780,673	$4,277,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,539,581	$3,310,372
Federal funds purchased	87,810	0
Securities sold under repurchase agreements	610,220	499,404
Other liabilities	39,235	33,226
Other borrowed funds	43,197	7,568
Long — term debt	53,928	59,680
Subordinated debenture	41,238	41,238

Total Liabilities	4,415,209	3,951,490
Common stockholders’ equity	365,464	326,120

Total Liabilities and Stockholders’ Equity	$4,780,673	$4,277,608